Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230
CONTACTS
Investors:
Alex Miyamoto
Under Armour, Inc.
Tel: 410.454.6578
Financial Media:
Rick Anguilla
Tel: 410.454.6478

FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS RECORD RESULTS FOR THE THIRD QUARTER;

RAISES OUTLOOK FOR THE FULL YEAR

•	Third Quarter Net Revenues Increased 46.3% to $186.9 Million; Diluted EPS of $0.40

•	Third Quarter Income from Operations Increased 53.8% to $33.8 Million

•	Company Raises 2007 Net Revenues Outlook to $590 Million to $600 Million (+37% to +39% over 2006) from $580 Million to $590 Million

•	Company Raises 2007 Income from Operations Outlook to $81.5 Million to $83.0 Million (+42% to +45% over 2006) from $79.0 Million to $81.0 Million

•	Company Provides Preliminary Outlook for 2008

Baltimore, MD (October 30, 2007) – Under Armour, Inc. (NYSE: UA) today announced financial results for the third quarter ended September 30, 2007.

Net revenues increased 46.3% in the third quarter of 2007 to $186.9 million compared to net revenues of $127.7 million in the third quarter of 2006. Third quarter net income increased 25.4% to $20.0 million compared to $16.0 million in the same period of 2006. As previously reported, in the third quarter of 2006, the Company received a $2.3 million benefit to net income, or $0.05 per diluted share, as a result of the impact of state tax credits. Diluted earnings per share for the third quarter of 2007 was $0.40, on weighted average common shares outstanding of 50.1 million compared to $0.32 per share on weighted average common shares outstanding of 49.6 million in the third quarter of the prior year.

Driven by strong growth across Men’s, Women’s, and Youth, apparel net revenues rose 44.8% in the third quarter of 2007. The Compression and Training categories continued to be the main drivers of revenue growth across the apparel business, while an expanded product assortment in Golf and the launch of the Mountain product category also made healthy contributions to top line growth.

“Our third quarter results reflect strength in both our core apparel business and continued growth in new product categories,” stated Kevin Plank, Chairman and CEO of Under Armour, Inc. “We’re especially excited about the success of our women’s marketing campaign entitled

BoomBoom-TAP™, which illustrated our dedication to the Team Girl consumer. The results included 49% top line growth in our Women’s business this quarter. This is further proof that the female team athlete continues to demand innovative, performance-oriented product, and we intend to fulfill that demand as we expand our product offering for this consumer.

“Our ability to tell great stories about key growth drivers is also benefiting from our improved retail presentation. With new Under Armour concept shops being installed in many of our key accounts and the upgrades we’ve recently made to our online consumer site, we’re enhancing our brand presentation for a wide range of consumers. We are also opening our first store offering a fully-integrated Under Armour Brand experience later this week in Annapolis, Maryland.”

Gross margin for the third quarter of 2007 remained steady at 50.6% compared to 50.6% in the prior year. Selling, general and administrative expenses decreased to 32.5% of net revenues in the third quarter of 2007 compared to 33.4% in the prior year. The Company had previously indicated that third quarter marketing spend would be above the range of 10% to 12% of net revenues. However, based on the growth in net revenues as well as the timing of investments in the Brand, marketing expense was 11.5% of net revenues for the third quarter of 2007. The Company still expects to invest in its marketing budget at the high-end of the range of 10% to 12% of net revenues for the full year.

Balance Sheet Highlights

Reflecting the Company’s planned investment in core inventory to position itself for anticipated consumer demand, inventory totaled $151.8 million at September 30, 2007, compared to $75.0 million at the end of the same period of the prior year. Cash and cash equivalents were $14.5 million at September 30, 2007 compared to $44.3 million at the end of the same period of the prior year reflecting a planned investment in working capital and other infrastructure investments. The Company had borrowings outstanding of $10 million under its $100 million revolving credit facility.

Outlook for 2007

For 2007, the Company had previously estimated annual net revenues in the range of $580 million to $590 million and annual income from operations in the range of $79.0 million to $81.0 million. However, based on the Company’s performance year-to-date, the Company is increasing its outlook for 2007.

The Company now expects annual net revenues for 2007 in the range of $590 million to $600 million, an increase of 37% to 39% over 2006, and annual income from operations in the range of $81.5 million to $83.0 million, an increase of 42% to 45% over 2006. The Company now anticipates fully diluted weighted average shares outstanding of approximately 50.0 million for 2007.

Preliminary Outlook for 2008

The Company has previously stated its long-term growth targets of 20% to 25% for the top and bottom lines. For 2008, the Company believes net revenues and income from operations will exceed the long-term growth targets of 20% to 25%. In support of certain key growth initiatives, the Company expects to increase its investment in marketing from the historical 10% to 12% of net revenues to 12% to 13% of net revenues for the full year in 2008.

Mr. Plank concluded, “As we look out to 2008 and beyond, we remain excited about the opportunities to expand the reach of the Under Armour Brand into new product categories and regional markets. And, with increased revenues, we have leverage to make a greater investment in marketing to support our launch into new large, scalable businesses. Our focus on performance and innovation has allowed us to build credibility with athletes of all sports. We are focused on achieving the next significant milestone in our story as a growth company as we execute our launch of Under Armour performance training footwear in 2008.”

Conference Call and Webcast

Under Armour will host a conference call and webcast to discuss its financial results today, October 30th, at 8:30 a.m. EST. This call will be webcast live at investor.underarmour.com and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will be available at investor.underarmour.com. The Company’s financial results are also available online at investor.underarmour.com.

About Under Armour, Inc.

Under Armour® (NYSE: UA) is a leading developer, marketer, and distributor of branded performance apparel, footwear, and accessories. The brand’s moisture-wicking synthetic fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional natural fiber products. The Company’s products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe. The Under Armour global headquarters is in Baltimore, Maryland, with European headquarters in Amsterdam’s Olympic Stadium, and additional offices in Denver, Hong Kong, Toronto, and Guangzhou, China. For further information, please visit the Company’s website at www.underarmour.com.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: our ability to forecast and manage our growth effectively; our ability to maintain effective internal controls; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; changes in consumer preferences or the reduction in demand for performance apparel and other products; our ability to accurately forecast consumer demand for our products; reduced demand for sporting goods and apparel generally; failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability and effective operation of management information systems and other technology; our ability to attract and maintain the services of our senior management and key employees; and changes in general economic or market conditions, including as a result of political or military unrest or terrorist attacks. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.

Quarter and Nine Months Ended September 30, 2007 and 2006

(Unaudited; in thousands, except per share amounts)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended 9/30/07	% of Net Revenues	Quarter Ended 9/30/06	% of Net Revenues	Nine Months Ended 9/30/07	% of Net Revenues	Nine Months Ended 9/30/06	% of Net Revenues
Net revenues	$186,863	100.0%	$127,745	100.0%	$431,723	100.0%	$295,406	100.0%
Cost of goods sold	92,346	49.4%	63,070	49.4%	217,526	50.4%	148,212	50.2%

Gross profit	94,517	50.6%	64,675	50.6%	214,197	49.6%	147,194	49.8%

Operating expenses
Selling, general and administrative expenses	60,708	32.5%	42,692	33.4%	156,186	36.2%	108,021	36.5%

Income from operations	33,809	18.1%	21,983	17.2%	58,011	13.4%	39,173	13.3%
Other income, net	674	0.4%	177	0.1%	2,868	0.7%	1,417	0.4%

Income before income taxes	34,483	18.5%	22,160	17.3%	60,879	14.1%	40,590	13.7%
Provision for income taxes	14,453	7.8%	6,190	4.8%	25,196	5.8%	13,462	4.5%

Net income	$20,030	10.7%	$15,970	12.5%	$35,683	8.3%	$27,128	9.2%

Net income available per common share
Basic	$0.42		$0.34		$0.74		$0.58
Diluted	$0.40		$0.32		$0.71		$0.55

Weighted average common shares outstanding
Basic	48,183		47,164		47,926		46,848
Diluted	50,085		49,599		49,929		49,512

NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended 9/30/07	Quarter Ended 9/30/06	% Change	Nine Months Ended 9/30/07	Nine Months Ended 9/30/06	% Change
Men’s	$112,950	$79,233	42.6%	$242,429	$173,620	39.6%
Women’s	39,467	26,513	48.9%	82,661	59,586	38.7%
Youth	16,603	10,980	51.2%	34,821	22,095	57.6%

Apparel	169,020	116,726	44.8%	359,911	255,301	41.0%
Footwear	2,158	2,001	7.8%	34,086	17,585	93.8%
Accessories	7,638	3,794	101.3%	20,010	11,481	74.3%

Total net sales	178,816	122,521	45.9%	414,007	284,367	45.6%
Licensing revenues	8,047	5,224	54.0%	17,716	11,039	60.5%

Total net revenues	$186,863	$127,745	46.3%	$431,723	$295,406	46.1%

Under Armour, Inc.

As of September 30, 2007, December 31, 2006 and September 30, 2006

(Unaudited; in thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 9/30/07	As of 12/31/06	As of 9/30/06
Assets
Cash and cash equivalents	$14,473	$70,655	$44,257
Accounts receivable, net	128,334	71,867	89,667
Inventories	151,760	81,031	74,972
Prepaid expenses, income taxes receivable and other current assets	13,967	13,254	8,105
Deferred income taxes	11,441	8,145	12,774

Total current assets	319,975	244,952	229,775

Property and equipment, net	47,624	29,923	25,804
Intangible assets, net	6,856	7,875	8,250
Deferred income taxes	8,447	5,180	192
Other non-current assets	1,368	1,438	948

Total assets	$384,270	$289,368	$264,969

Liabilities and Stockholders’ Equity
Revolving credit facility	$10,000	$—	$—
Accounts payable, income taxes payable and accrued expenses	105,576	68,121	60,941
Current maturities of long term debt	2,612	3,442	3,626

Total current liabilities	118,188	71,563	64,567

Long term debt, net of current maturities	2,003	2,815	3,593
Other long term liabilities	3,300	602	396

Total liabilities	123,491	74,980	68,556

Total stockholders’ equity	260,779	214,388	196,413

Total liabilities and stockholders’ equity	$384,270	$289,368	$264,969